Exhibit 99.1

Contacts:

Media

Investor Relations

Kris Charles

Mark Magnesen

847-646-6251	847-646-3194
kcharles@kraft.com	mmagnesen@kraft.com

KRAFT FOODS CONTINUES TO FOCUS ITS BRAND PORTFOLIO

THROUGH SALE OF FRUIT SNACKS

NORTHFIELD, IL, April 12, 2005 — Kraft Foods Inc. (NYSE: KFT), a global leader in branded food and beverages, announced today that is has agreed to sell its fruit snacks operation to the Kellogg Company, for approximately $30 million. The fruit snacks business generated net revenues of approximately $80 million in 2004.

“This sale is part of our key strategy of transforming our portfolio,” said Dave Johnson, Kraft’s President, North America Commercial. “Through innovations, investments, acquisitions and divestitures, we’re focusing our portfolio on businesses that offer Kraft sustainable competitive advantage.”

The sale includes Kraft’s 31st Street manufacturing facility in Chicago, IL. As part of the transaction, virtually all of the 400 employees there will join the Kellogg Company. “The employees at the fruit snacks facility have done an outstanding job; we wish them continued success in the future,” said Johnson.

Kraft incurred an asset impairment charge of $93 million in the first quarter in recognition of the pending sale of this business. The transaction is expected to close in the second quarter.

Kraft Foods markets many of the world’s leading food brands, including Kraft cheese, Maxwell House and Jacobs coffees, Nabisco cookies and crackers, Philadelphia cream cheese, Oscar Mayer meats, Post cereals and Milka chocolates, in more than 150 countries.

                For more information on Kraft Foods, please visit our website at www.kraft.com.

Forward-Looking and Cautionary Statements

This press release contains projections of future results and other forward-looking statements. One can identify these forward-looking statements by use of words such as “strategy,” “expects,” “plans,” “anticipates,” “believes,” “will,” “continues,” “estimates,” “intends,” “projects,” “goals,” “targets” and other words of similar meaning. One can also identify them by the fact that they do not relate strictly to historical or current facts. These statements are based on the company’s assumptions and estimates and are subject to risks and uncertainties. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the company is hereby identifying important factors that could cause actual results and outcomes to differ materially from those contained in any forward-looking statement made by or on behalf of the company; any such statement is qualified by reference to the following cautionary statements.

Each of the company’s segments is subject to intense competition, changes in consumer preferences and demand for its products, including low carbohydrate diet trends, the effects of changing prices for its raw materials and local economic and market conditions. Their results are dependent upon their continued ability to promote brand equity successfully, to anticipate and respond to new consumer trends, to develop new products and markets, to broaden brand portfolios, to compete effectively with lower priced products in a consolidating environment at the retail and manufacturing levels and to improve productivity. The company’s results are also dependent on its ability to consummate and successfully integrate acquisitions and to realize the cost savings and improved asset utilization contemplated by its restructuring program. The company may, from time to time, divest businesses that are less of a strategic fit within its portfolio, and its results may be impacted by either the gains or losses, or lost operating income, from the sales of those businesses. In addition, the company is subject to the effects of foreign economies, currency movements, fluctuations in levels of customer inventories and credit and other business risks related to its customers operating in a challenging economic and competitive environment. The company’s results are affected by its access to credit markets, borrowing costs and credit ratings, which may in turn be influenced by the credit ratings of Altria Group, Inc. The company’s benefit expense is subject to the investment performance of pension plan assets, interest rates and cost increases for medical benefits offered to employees and retirees. The company’s assessment of the fair value of its operations for purposes of assessing impairment of goodwill and intangibles is based on discounting projections of future cash flows and is affected by the interest rate market and general economic and market conditions. The food industry continues to be subject to recalls if products become adulterated or misbranded, liability if product consumption causes injury, ingredient disclosure and labeling laws and regulations and the possibility that consumers could lose confidence in the safety and quality of certain food products. The food industry is also subject to consumer concerns regarding genetically modified organisms and the health implications of obesity and trans-fatty acids. Developments in any of these areas could cause the company’s results to differ materially from results that have been or may be projected by or on behalf of the company. The company cautions that the foregoing list of important factors is not exclusive. Any forward-looking statements in this press release are made as of the date hereof. The company does not undertake to update any forward-looking statement.

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